Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus in connection with a dividend reinvestment plan, of Costamare Inc. for the registration of common stock, including preferred stock purchase rights, and to the incorporation by reference therein of our reports dated April 27, 2016, with respect to the consolidated financial statements of Costamare Inc., and the effectiveness of internal control over financial reporting of Costamare Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece
July 6, 2016